Exhibit 99.1

Name and Address of Reporting Person:	Halcyon Capital Management, LP
477 Madison Avenue, Eighth Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	April 11, 2018

If Amendment, Date Original
Filed (Month/Day/Year):	April 13, 2018

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: HCN GP LLC (“HCN GP”), HCN LP (“HCN”), Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), Halcyon Solutions GP, LLC (“HS GP”), Halcyon Solutions Master Fund, LP (“HSM”), Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”), First Series of HDML Fund I LLC (“HDML”), HDML Asset LLC (“HDML Asset”), Halcyon Capital Management LP (“Halcyon Capital”), Avinash Kripalani, Jason Dillow, Kevah Konner and John Bader.

(2) HCN GP is the general partner of HCN. HDML Asset is the investment member of HDML and the general partner of Mount Bonnell.  HS GP is the general partner of HSM.  Halcyon Capital is the investment manager for each of HEPI, Mount Bonnell, HCN, HDML and HSM.  Investment decisions of Halcyon Capital are made by one or more of its portfolio managers, including Jason Dillow and Kevah Konner, each of whom has individual decision-making authority.  John Bader is the CEO of Halcyon Capital.  Avinash Kripalani is a Managing Principal at Halcyon Capital and serves on the board of directors of the Issuer as Halcyon’s representative.

(3)  Represents: 2,243 shares payable to HSM; 14,896 shares payable to HCN; and 6,868 shares payable to HDML, in each case, by the Issuer as the backstop fee pursuant to that certain Backstop Agreement, dated April 11, 2018, by and between Halcyon Capital and the Issuer entered into in connection with a private offering by the Issuer of convertible preferred equity and warrants.

(4) Represents 2,054,637 shares directly held by HEPI (including 313,288 shares issuable pursuant to the that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones), 4,807,683 shares directly held by HCN (including 730,789 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 3,116,338 shares held directly held by Mount Bonnell (including 475,160 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 755,757 shares directly held by HDML (including 114,176 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 327,408 shares directly held by HSM.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its, his or her pecuniary interest.